Exhibit 99.(a)(10)

VINTAGE MUTUAL FUNDS, INC.

ARTICLES OF AMENDMENT

CHANGING NAME OF SERIES PURSUANT TO SECTION 2-

605(A)(2)

Vintage Mutual Funds, Inc., a Maryland corporation (which is hereinafter called the “Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Charter of the Corporation is hereby amended to provide that the 1,600,000,000 shares of authorized capital stock of the Corporation currently designated as the “Vintage Aggressive Growth Fund” series is hereby changed to and redesignated as the “Vintage Growth Fund” series.

SECOND:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST above are not changed by these Articles of Amendment.

THIRD:  A majority of the entire Board of Directors of the Corporation adopted resolutions approving the amendment to the Charter of the Corporation as described above.  The amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH:  These Articles of Amendment shall become effective on January 6, 2003 at 8:59 a.m. EST.

IN WITNESS WHEREOF, Vintage Mutual Funds has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and witnessed by its Treasurer (who has been authorized by resolution of the Board of Directors of the Corporation to witness these Articles of Amendment) on this 31 day of December 2002; and its President acknowledges that these Articles of Amendment are the act of Vintage Mutual Funds, Inc. and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

WITNESS	VINTAGE MUTUAL FUNDS, INC.

/s/	/s/
Amy Mitchell, Secretary	David W. Miles, President